Exhibit 2.5

AMENDMENT NO. 1 TO RIGHTS AGREEMENT

This Amendment No. 1 to Rights Agreement (the “Amendment”), dated as of December 30, 2009, is made and entered into between Quixote Corporation, a Delaware corporation (the “Company”), and Computershare Trust Company, N.A. (the “Rights Agent”), to the Rights Agreement between the Company and the Rights Agent dated as of March 16, 2009 (the “Rights Agreement”).

RECITALS

A.                                   Pursuant to Section 27 of the Rights Agreement, under circumstances set forth therein, (i) the Company may supplement or amend any provision of the Rights Agreement without the approval of any holders of certificates representing Common Shares of the Company, and (ii) upon the delivery of a certificate from an appropriate officer of the Company which states that the proposed supplement or amendment is in compliance with the terms of Section 27 of the Rights Agreement, the Rights Agent shall execute such supplement or amendment; and

B.                                     The Company has agreed pursuant to the Agreement and Plan of Merger dated as of December 30, 2009 among the Company, Trinity Industries, Inc. and THP Merger Co. (“Merger Agreement”) to take all actions necessary to (a) render the Rights Agreement inapplicable to the Merger Agreement and the transactions contemplated by the Merger Agreement, (b) ensure that (i) none of Parent, Purchaser or any other Subsidiary of Parent is an Acquiring Person pursuant to the Rights Agreement and (ii) a Distribution Date, a Flip-In Event or a Stock Acquisition Date does not occur, in the case of clauses (i) and (ii), solely by reason of the execution of the Merger Agreement or the consummation of the transactions contemplated by the Merger Agreement, (c) ensure that the Board of Directors of the Company has determined that the Transactions are an Exempt Transaction and (d) provide that the Final Expiration Date shall occur immediately prior to the Effective Time; and

C.                                     The Company desires to amend the Rights Agreement as set forth herein to accomplish its obligations under the Merger Agreement and to direct the Rights Agent to execute this Amendment.

NOW, THEREFORE, in consideration of the promises and the mutual agreements herein set forth, the parties hereby agree as follows:

Section 1. Direction to Rights Agent. The Company hereby directs the Rights Agent, in its capacity as Rights Agent and in accordance with the terms of Section 27 of the Rights Agreement, to execute this Amendment.

Section 2. Certification of Appropriate Officer. The undersigned officer of the Company, being duly authorized on behalf of the Company, hereby certifies on behalf of the Company to the Rights Agent that (a) he is an “officer” of the Company as such term is used in Section 27 of the Rights Agreement, and (b) this Amendment is in compliance with Section 27 of the Rights Agreement.

Section 3. Amendment of Rights Agreement. The Rights Agreement is hereby amended as follows:

(a)                                  Section 1 of the Rights Agreement is hereby amended by inserting the following subsections at the end of such Section 1:

“(ll)                            “Merger” shall have the meaning set forth in the Merger    Agreement.

(mm)                      “Merger Agreement” shall mean the Agreement and Plan of Merger dated as of December 30, 2009, among the Company and Trinity Industries, Inc. (“Parent”), a Delaware corporation, and THP Merger Co., a Delaware corporation and a wholly owned subsidiary of Parent (“Purchaser”).”

(b)                                 Section 1(a) of the Rights Agreement is hereby amended by inserting the following sentences at the end of such Section 1(a):

“Notwithstanding anything in this Section 1(a) to the contrary, neither the Parent nor any of its Subsidiaries, Affiliates or Associates, including Purchaser (collectively, the “Parent Group”) shall be, or shall be deemed to be, an Acquiring Person by virtue of or as a result of (A) the execution of the Merger Agreement or any agreements, arrangements or understandings entered into by Parent or Purchaser contemplated by the Merger Agreement if such agreements, arrangements or understandings are in accordance with the terms and conditions of the Merger Agreement; (B) the announcement of the Merger Agreement, the Offer or the Merger; (C) the consummation of the Offer or the Merger; or (D) the consummation of the other transactions contemplated by the Merger Agreement upon the terms and conditions of the Merger Agreement. Each event described in subclauses (A), (B), (C) and (D) is referred to herein as a “Trinity Exempt Transaction”.”

(c)                                  Section 1(c) of the Rights Agreement is hereby amended by inserting the following sentence at the end of such Section 1(c):

“Notwithstanding anything in this Section 1(c) to the contrary, the Parent Group shall not be deemed to be a Beneficial Owner of, or to beneficially own, any securities solely by virtue of or as a result of any Trinity Exempt Transaction.”

(d)                                 Section 1(j) of the Rights Agreement is hereby amended by inserting the following sentence at the end of such Section 1(j):

“Notwithstanding anything in this Section 1(j) to the contrary, a Distribution Date shall not be deemed to have occurred by virtue of or as a result of any Trinity Exempt Transaction.”

(e)                                  Section 1(p) of the Rights Agreement is hereby amended to insert the following clause (iv) at the end of such Section 1(p):

“(p)                           “… or (iv) immediately prior to the effective time of the Merger as provided in the Merger Agreement (the “Effective Time”), but only if such Effective Time shall occur.”

(f)                                    Section 1(ee) of the Rights Agreement is hereby amended by inserting the following sentence at the end of such Section 1(ee):

“Notwithstanding anything in this Section 1(ee) to the contrary, a Stock Acquisition Date shall not be deemed to have occurred by virtue of or as a result of the public announcement of any Trinity Exempt Transaction.”

(g)                                 Section 1(cc) of the Rights Agreement is hereby amended by inserting the following sentence at the end of such Section 1(cc):

“Notwithstanding anything in this Section 1(cc) to the contrary, a Section 11(a)(ii) Triggering Event shall not be deemed to have occurred by virtue of or as a result of any Trinity Exempt Transaction.”

(h)                                 The Rights Agreement is hereby amended by adding a new Section 36 to the end of the Rights Agreement, which new Section 36 shall read in its entirety as follows:

“Section 36. TERMINATION.  At the Final Expiration Date, (a) the Rights Agreement shall be terminated and be without any further force or effect, (b) none of the parties to the Rights Agreement will have any rights, obligations or liabilities thereunder and (c) the holders of the Rights shall not be entitled to any benefits, rights or other interests under the Rights Agreement, including, without limitation, the right to purchase or otherwise acquire Preferred Shares or any other securities of the Company.  Notwithstanding the foregoing, Section 18 hereof shall survive the termination of the Rights Agreement.  The Company will notify in writing the Rights Agent of the Effective Time.  The Rights Agent will not be deemed to have knowledge of the Effective Time unless and until it has received such written notice.”

Section 4. Effectiveness and Continued Effectiveness. In accordance with the resolutions adopted by the Company’s Board of Directors, the amendments to the Rights Agreement set forth in Section 3 above are effective as of the time at which such resolutions were adopted. The parties hereto hereby acknowledge and agree that, except as specifically supplemented and amended, changed or modified in Section 3 above, the Rights Agreement, as previously amended to the date hereof, shall be unaffected by this Amendment and remain in full force and effect in accordance with its terms.

Section 5. Execution in Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute one and the same instrument.

Section 6. Defined Terms. Except as otherwise expressly provided herein, or unless the context otherwise requires, all terms used but not defined herein shall have the meanings assigned to them in the Rights Agreement.

Section 7. Governing Law. This Amendment shall be deemed to be a contract made under the internal substantive laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the internal substantive laws of such State applicable to contracts to be made and performed entirely within such State.

IN WITNESS WHEREOF, the undersigned have signed and delivered this Amendment.

QUIXOTE CORPORATION

By:	/s/ Bruce Reimer
Its: President & CEO

COMPUTERSHARE TRUST COMPANY,
N.A.

By:	/s/ Stephen M. Plefka
Its: Authorized Signatory